Exhibit 1.1

EXECUTION COPY

$50,000,000

BRODER BROS., CO.

11.25% SENIOR NOTES DUE 2010

PURCHASE AGREEMENT

November 18, 2004

UBS Securities LLC

299 Park Avenue

New York, New York 10171

Ladies and Gentlemen:

Broder Bros., Co., a Michigan corporation (the “Company”), proposes to issue and sell to UBS Securities LLC (the “Initial Purchaser”) an aggregate of $50,000,000 in principal amount of its 11.25% Senior Notes due 2010 (the “Series A Notes”). The Series A Notes will (i) have terms and provisions which are summarized in the Offering Memorandum (as defined below) dated as of the date hereof and (ii) are to be issued pursuant to the provisions of an indenture (the “Indenture”), dated as of September 22, 2003, between the Company, the guarantors named therein and Wachovia Bank, National Association, as trustee (the “Trustee”) and an officer’s certificate, authorizing the issuance of the Notes, dated as of the Closing Date (as defined below) (the “Officers’ Certificate”). The Company’s obligations under the Series A Notes and the Company’s 11.25% Series B Senior Notes due 2010 (the “Series B Notes”, and together with the Series A Notes, the “Notes”) to be offered in exchange for the Series A Notes, including the due and punctual payment of interest on the Notes, will be unconditionally guaranteed (the “Guarantees”) by each of ASHI, Inc., a Delaware corporation (“ASHI”) and TSM Acquisition Co., a Delaware corporation (“TSM” together with ASHI, the “Guarantors” and each separately, a “Guarantor”). As used herein, the terms “Series A Notes” and “Series B Notes” shall include the Guarantees thereof by the Guarantors, unless the context otherwise requires. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

As described in the Offering Memorandum, all of the net proceeds from the issuance and sale of the Series A Notes will be used to repay approximately $49 million of existing indebtedness under the credit agreement by and among the Company, the guarantors party thereto, the lenders party thereto and UBS AG Stamford Branch, as administrative agent, dated as of September 22, 2003 (the “Credit Agreement”) and to pay transaction fees and expenses.

1. Offering Memorandum. The Series A Notes will be offered and sold to the Initial Purchaser pursuant to one or more exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Company and the Guarantors have prepared a preliminary offering memorandum, dated November 17, 2004 (the “Preliminary Offering Memorandum”) and a final offering memorandum, dated November 18, 2004 (the “Offering Memorandum”), relating to the Series A Notes and the Guarantees. The Company and the Guarantors hereby confirm that they have authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Series A Notes by the Initial Purchaser.

It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required pursuant to the Indenture, the Series A Notes (and all securities issued in exchange therefor, in substitution thereof or upon conversion thereof) shall bear a legend in substantially the following form:

“THE NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE NOTE EVIDENCED HEREBY: (i) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (ii) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, REFERRED TO AS THE “RESALE RESTRICTION TERMINATION DATE,” OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A INSIDE THE UNITED STATES, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (iii) AGREES THAT IT WILL GIVE TO

EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE, SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM REQUIRED BY THE INDENTURE IS COMPLETED AND DELIVERED BY THIS TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

2. Agreements to Sell and Purchase. On the basis of the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions contained herein, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, $50,000,000 in aggregate principal amount of Series A Notes at a purchase price equal to 100% of the principal amount thereof (the “Purchase Price”).

3. Terms of Offering. The Initial Purchaser has advised the Company that it will make offers (the “Exempt Resales”) of the Series A Notes purchased hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to (i) persons whom the Initial Purchaser reasonably believes to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (each a “QIB”), and (ii) persons permitted to purchase the Series A Notes in offshore transactions in reliance upon Regulation S under the Securities Act (such persons specified in clauses (i) and (ii) being referred to herein as “Eligible Purchasers”). The Initial Purchaser will offer the Series A Notes to Eligible Purchasers initially at a price equal to 103% of the principal amount thereof. Such price may be changed at any time without notice.

Holders (including subsequent transferees) of the Series A Notes will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”), to be dated the Closing Date, in substantially the form of Exhibit A hereto, for so long as such Series A Notes constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, (i) a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) relating to the Series B Notes to be offered in exchange for the Series A Notes (such offer to exchange being referred to as the “Exchange Offer”) or (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement,” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Series A Notes and to use its commercially reasonable best efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Exchange Offer. This Agreement, the Indenture, the Notes, the Guarantees and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the “Operative Documents.”

4. Delivery and Payment.

(a) Delivery of, and payment of the Purchase Price for, the Series A Notes shall be made at the Chicago offices of Kirkland & Ellis LLP or such other location as may be mutually acceptable. Such delivery and payment shall be made at 11:00 a.m. New York City time, on November 23, 2004 or at such other time on the same date or such other date as shall be agreed upon by the Initial Purchaser and the Company in writing. The time and date of such delivery and the payment for the Series A Notes are herein called the “Closing Date.”

(b) One or more of the Series A Notes in definitive global form, registered in the name of Cede & Co., as nominee of the Depository Trust Company (“DTC”), having an aggregate principal amount corresponding to the aggregate principal amount of the Series A Notes (collectively, the “Global Note”), shall be delivered by the Company to the Initial Purchaser (or as the Initial Purchaser directs) in each case with any transfer taxes thereon duly paid by the Company against payment by the Initial Purchaser of the Purchase Price thereof by wire transfer in same day funds to the order of the Company. The Global Note shall be made available to the Initial Purchaser for inspection not later than 11:00 a.m., New York City time, on the business day immediately preceding the Closing Date.

5. Agreements of the Company and the Guarantors. The Company and each of the Guarantors hereby agree with the Initial Purchaser as follows:

(a) To advise the Initial Purchaser promptly and, if requested by the Initial Purchaser, confirm such advice in writing, (i) of the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any Series A Notes for offering or sale in any jurisdiction designated by the Initial Purchaser pursuant to Section 5(e) hereof, or the initiation of any proceeding by any state securities commission or any other federal or state regulatory authority for such purpose and (ii) of the happening of any event during the period referred to in Section 5(c) below that makes any statement of a material fact made in the Offering Memorandum untrue or that requires any additions to or changes in the Offering Memorandum in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of any Series A Notes under any state securities or Blue Sky laws and, if at any time any state securities commission or other federal or state regulatory authority shall issue an order suspending the qualification or exemption of any Series A Notes under any state securities or Blue Sky laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b) To furnish to the Initial Purchaser and those persons identified by the Initial Purchaser to the Company as many copies of the Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request for the time period specified in Section 5(c). The Company consents to the use of the Offering Memorandum, and any amendments and supplements thereto required pursuant hereto, by the Initial Purchaser in connection with Exempt Resales.

(c) During such period as in the opinion of counsel for the Initial Purchaser an Offering Memorandum is required by law to be delivered in connection with Exempt Resales by the Initial Purchaser and in connection with market making activities of the Initial Purchaser for so long as any Series A Notes are outstanding, (i) subject to Section 5(d) below, not to make any amendment or supplement to the Offering Memorandum of which the Initial Purchaser shall not previously have been advised or to which the Initial Purchaser shall reasonably object in writing within a reasonable time after being so advised and (ii) to prepare promptly upon the Initial Purchaser’s reasonable request, any amendment or supplement to the Offering Memorandum which may be necessary or advisable in connection with such Exempt Resales or such market making activities.

(d) If, during the period referred to in Section 5(c) above, any event shall occur or condition shall exist as a result of which, in the opinion of counsel to the Initial Purchaser, it becomes necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances when such Offering Memorandum is delivered to an Eligible Purchaser, not misleading, or if, in the opinion of counsel to the Initial Purchaser, it is necessary to amend or supplement the Offering Memorandum to comply with any applicable law, promptly to prepare an appropriate amendment or supplement to such Offering Memorandum so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances when it is so delivered, be misleading, or so that such Offering Memorandum will comply with applicable law, and to furnish to the Initial Purchaser and such other persons as the Initial Purchaser may designate such number of copies thereof as the Initial Purchaser may reasonably request.

(e) To cooperate with the Initial Purchaser and counsel to the Initial Purchaser in connection with the registration or qualification of the Series A Notes for offer and sale by the Initial Purchaser and pursuant to Exempt Resales under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and to continue such registration or qualification in effect so long as required for Exempt Resales and to file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation other than as to matters and transactions relating solely to the Offering Memorandum or Exempt Resales, in any jurisdiction in which it is not now so subject.

(f) From and after the Closing Date, for so long as any of the Notes remain outstanding and are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act and during any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to make available to any holder of the Notes in connection with any sale thereof and any prospective purchaser of such Notes from such holder, the information (“Rule 144A Information”) required by Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

(g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement becomes effective or is terminated, to pay or cause to be paid all costs, expenses, fees and taxes incident to or in connection with this Agreement, including: (i) the fees, disbursements and expenses of counsel to the Company and the Guarantors and accountants of the Company and the Guarantors in connection with the sale and delivery of the Series A Notes to the Initial Purchaser and pursuant to Exempt Resales, and all other fees and expenses in connection with the preparation, printing, filing and distribution of the Offering Memorandum and all amendments and supplements to any of the foregoing (including financial statements), including the mailing and delivering of copies thereof to the Initial Purchaser and persons designated by it in the quantities specified herein, (ii) all costs and expenses related to the transfer and delivery of the Series A Notes to the Initial Purchaser and pursuant to Exempt Resales, including any transfer or other taxes payable thereon, (iii) all costs of printing this Agreement, the other Operative Documents and any other agreements or documents in connection with the offering, purchase, sale or delivery of the Series A Notes, (iv) all expenses in connection with the registration or qualification of the Series A Notes and the Series B notes for offer and sale under the securities or Blue Sky laws of the several states and all costs of printing or producing any preliminary and supplemental Blue Sky memoranda in connection therewith (including the filing fees and reasonable fees and disbursements of counsel for the Initial Purchaser in connection with such registration or qualification and memoranda relating thereto), (v) the cost of printing certificates representing the Series A Notes, (vi) all expenses and listing fees in connection with the application for quotation of the Notes on the PortalSM Market (“PORTAL”), (vii) the fees and expenses of the Trustee and the Trustee’s counsel in connection with the Notes, (viii) the costs and charges of any transfer agent, registrar and/or depositary (including DTC), (ix) any fees charged by rating agencies for the rating of the Notes, (x) all costs and expenses of the Exchange Offer and any Registration Statement, as set forth in the Registration Rights Agreement and (xi) all other costs and expenses of the Company and the Guarantors incident to the performance of the obligations of the Company and the Guarantors hereunder for which provision is not otherwise made in this Section.

(h) To use commercially reasonable best efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in PORTAL.

(i) To obtain the approval of DTC for “book-entry” transfer of the Notes, and to comply with all of its agreements set forth in the representation letters of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer and to permit the Notes to be eligible for clearance and settlement through DTC.

(j) During the period beginning on the date hereof and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise transfer or dispose of any debt securities of the Company or any Guarantor or any warrants, rights or options to purchase or otherwise acquire debt securities of the Company or any Guarantor substantially similar to the Notes (other than (i) the Notes and the Guarantees and (ii) commercial paper issued in the ordinary course of business), without the prior written consent of the Initial Purchaser.

(k) Prior to the Closing Date, to furnish to the Initial Purchaser as soon as they have been prepared, any internal combined financial statements of the Company that have been prepared by the Company for any period subsequent to the period covered by the financial statements appearing in the Offering Memorandum.

(l) Not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Series A Notes to the Initial Purchaser or pursuant to Exempt Resales in a manner that would require the registration of any such sale of the Series A Notes under the Securities Act.

(m) Not to voluntarily claim, and to actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes and the Guarantees.

(n) To use commercially reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Series A Notes and the Guarantees.

(o) To apply the net proceeds from the sale of the Notes to be sold by it hereunder in the manner specified in the Offering Memorandum under the caption “Use of Proceeds.”

6. Representations, Warranties and Agreements of the Company and the Guarantors. The Company and each of the Guarantors represent, warrant and agree as follows:

(a) Neither the Preliminary Offering Memorandum nor the Offering Memorandum, as of its respective date (and any amendment or supplement thereto), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to the information contained in or omitted from the Offering Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood that the only information so furnished by the Initial Purchaser to the Company is that set forth in Section 11 hereof. No order or decree preventing the use of the Offering Memorandum, or any amendment or supplement thereto, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act, has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company, is contemplated.

(b) Each of the Preliminary Offering Memorandum and the Offering Memorandum, each as amended or supplemented, as of its date, contains all the information specified in, and meets the requirements of, Rule 144A(d)(4) under the Act.

(c) Each of the Company and its subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of the state of its jurisdiction of incorporation and has the corporate power and authority to conduct its business as described in the Offering Memorandum and to own, lease and operate its properties, and each is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(d) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights.

(e) The Guarantors are the only subsidiaries, direct or indirect, of the Company. All of the outstanding shares of capital stock of each of the Company’s subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and, except as described in the Offering Memorandum, are owned by the Company free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature (each, a “Lien”).

(f) The market-related and industry data included in the Preliminary Offering Memorandum and the Offering Memorandum are based upon estimates by the Company derived from sources which the Company believes to be reliable and accurate in all material respects.

(g) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement and the Notes.

(h) Each Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement and the Guarantees.

(i) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery by the Initial Purchaser, will constitute the valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(j) The Indenture has been duly authorized by the Company and the Guarantors, and the Indenture constitutes the valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). No qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”), is required in connection with the offer and sale of the Series A Notes contemplated hereby or in connection with the Exempt Resales other than in connection with the performance of the Company’s obligations under the Registration Rights Agreement. The Indenture and the Notes conform in all material respects to the description thereof in the Offering Memorandum.

(k) The Series A Notes have been duly authorized and, on the Closing Date, will have been validly executed and delivered by the Company. When the Series A Notes have been issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, the Series A Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their terms subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). On the Closing Date, the Series A Notes, when executed and delivered, will conform in all material respects to the description thereof in the Offering Memorandum.

(l) On or before the Closing Date, the Series B Notes will have been duly authorized by the Company. When the Series B Notes are issued, executed and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, the Series B Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). When issued, the Series B Notes will conform in all material respects to the description thereof in the Offering Memorandum.

(m) The Guarantees to be endorsed on the Series A Notes by each Guarantor have been duly authorized by such Guarantor and, on the Closing Date, will have been duly executed and delivered by each Guarantor. When the Series A Notes have been issued, executed and authenticated in accordance with the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, the Guarantee of each Guarantor endorsed thereon will be entitled to the benefits of the Indenture and will be the valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether enforcement is considered in a proceeding in equity or at law).

(n) The Guarantees to be endorsed on the Series B Notes (the “Series B Guarantees”) by each Guarantor have been duly authorized by the Guarantors, and when issued, will have been duly executed and delivered by each Guarantor. When the Series B Notes have been issued, executed and authenticated in accordance with the terms of the Registration Rights Agreement and the Indenture the Series B Guarantee to be endorsed on the Series B Notes will be entitled to the benefits of the Indenture and will be the valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(o) The Registration Rights Agreement has been duly authorized by the Company and the Guarantors and, on the Closing Date, will have been duly executed and delivered by the Company and each of the Guarantors. When the Registration Rights Agreement has been duly executed and delivered, the Registration Rights Agreement will be a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). On the Closing Date, the Registration Rights Agreement, when executed and delivered, will conform in all material respects to the description thereof in the Offering Memorandum.

(p) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws, (ii) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the financial condition or prospects of the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound or (iii) in violation in any material respect of any law, statute or ordinance or any rule, regulation, injunction or decree of any court or governmental agency to which their property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise, or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business except, in the case of clauses (ii) and (iii), for such defaults, violations and failures as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(q) The execution, delivery and performance of this Agreement and the other Operative Documents by the Company and each of the Guarantors, compliance by the Company and each of the Guarantors with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except as such as may be required under the securities or Blue Sky laws of the various states), except as have been obtained or made, (ii) violate any of the terms or provisions of, or a default under, the charter or by-laws of the Company or any of its subsidiaries, (iii) conflict with or constitute a breach of any of the terms or provisions of any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound, except for such conflicts or breaches for which the Company has obtained, or will obtain prior to the Closing Date, a consent or waiver, (iv) violate or conflict with any applicable law, statute or ordinance or any rule, regulation, injunction or decree of any court or governmental agency, or (v) result in the imposition or creation of (or the obligation to create or impose) a Lien under, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound, except in the case of clauses (i), (iii), (iv) and (v), for any such violations, conflicts, breaches and defaults that would not individually or in the aggregate have a Material Adverse Effect.

(r) The Company and each of the Guarantors are, and immediately after the consummation of the transactions contemplated hereby, will be Solvent. As used herein, the term “Solvent” means, with respect to any person, that as of the date of determination both (i)(a) the then fair saleable value of the property of such person is (1) greater than the total amount of the liabilities (including contingent liabilities) of such person and (2) not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such person; (b) such person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such person is “Solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposed of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(s) The Company and each of its subsidiaries own or possess adequate rights to use all material trademarks, service marks, trade names, copyrights, licenses and other rights, and all registrations or applications relating thereto, currently employed by them in connection with the business now conducted by them, except where the failure to own or possess such rights would not, singly or in the aggregate, reasonable be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries is aware of any pending or threatened claim to the contrary or any pending or threatened challenge by any other person to the rights of the Company or any of its subsidiaries with respect to the foregoing.

(t) The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and as is customary for companies engaged in similar businesses.

(u) Other than as disclosed in the Offering Memorandum, the Company does not own capital stock or other equity interests of any corporation or entity which would be required by the Indenture to be a Guarantor thereunder.

(v) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is or, to the best of the Company’s knowledge, could be a party or to which any of their respective property is or could be subject, which could likely result, singly or in the aggregate, in a Material Adverse Effect or to materially and adversely affect the issuance of the Notes or the consummation of the other transactions contemplated by the Operative Documents.

(w) To the Company’s knowledge, neither the Company nor any of its subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants or is subject to any costs relating thereto, any provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect.

(x) The Company and its subsidiaries (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets and (C) the reported accountability for its assets is compared with existing assets at reasonable intervals.

(y) No material relationship, direct or indirect, exists between or among the Company or any of its subsidiaries on the one hand, and the directors, officers, shareholders, members, partners, customers or suppliers of the Company or its subsidiaries on the other hand, that would be required to be described in the Offering Memorandum pursuant to Regulation S-K of the Securities Act if Regulation S-K were applicable to the Offering Memorandum, which is not so described in the Offering Memorandum.

(z) To the Company’s knowledge, the accountants, PricewaterhouseCoopers LLP, that have certified certain financial statements and supporting schedules included in the Offering Memorandum are registered independent public accountants with respect to the Company, as required by the Securities Act and the Exchange Act. The historical financial statements of the Company, together with related schedules and notes, set forth in the Offering Memorandum comply as to form in all material respects with the requirements applicable to registration statements on Form S-4 under the Securities Act.

(aa) To the Company’s knowledge, the accountants, Ernst & Young LLP, that have certified certain financial statements and supporting schedules included in the Offering Memorandum are registered independent public accountants with respect to Alpha Shirt Holdings, Inc., (“Alpha”) and its subsidiaries, as required by the Securities Act and the Exchange Act. The historical financial statements of the Alpha together with related schedules and notes, set forth in the Offering Memorandum comply as to form in all material respects with the requirements applicable to registration statements on Form S-4 under the Securities Act.

(bb) The accountants, Reznick Group, that have certified the financial information of the Company as of December 26, 1999 and December 27, 1998 included in the Offering Memorandum are registered independent public accountants with respect to the Company, as required by the Securities Act and the Exchange Act.

(cc) The accountants, Troy Orleans & Wexler LLP, that have certified the financial information of NES Clothing Company Holdings Trust and its subsidiary included in the Offering Memorandum are registered independent public accountants with respect to NES Clothing Company Holdings Trust and its subsidiaries, as required by the Securities Act and the Exchange Act.

(dd) The consolidated historical financial statements, together with related notes forming part of the Offering Memorandum (and any amendment or supplement thereto), present fairly the consolidated financial position, results of operations and changes in financial position of the Company and Alpha and their respective subsidiaries on the basis stated in the Offering Memorandum at the respective dates or for the respective periods to which they apply; such statements and related notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the selected consolidated financial data and summary financial data set forth in the Offering Memorandum (and any amendment or supplement thereto) are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and its respective subsidiaries.

(ee) The pro forma financial statements included in the Preliminary Offering Memorandum and the Offering Memorandum have been prepared on a basis consistent with the historical financial statements of the Company and its respective subsidiaries and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith and present fairly the proposed transactions contemplated by the Preliminary Offering Memorandum and the Offering Memorandum; and such pro forma financial statements comply as to form in all material respects with the requirements applicable to pro forma financial statements included in registration statements on Form S-4 under the Securities Act. The other pro forma financial and statistical information and data included in the Offering Memorandum are, in all material respects, accurately presented and, where applicable, except as described in the Offering Memorandum, prepared on a basis consistent with the pro forma financial statements.

(ff) Neither the Company nor the Guarantors has taken and will not take, directly or indirectly, any action prohibited by Regulation M under the Exchange Act in connection with the offering of the Notes.

(gg) Neither the Company, the Guarantors, nor any of their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security which is or will be integrated with the sale of the Series A Notes in a manner that would require the registration of the Series A Notes under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Series A Notes; provided, however, that the Company makes no representations or warranties as to the activities of the Initial Purchaser.

(hh) It is not necessary in connection with the offer, sale and delivery of the Series A Notes and the Guarantees in the manner contemplated by this Agreement and the Offering Memorandum to register the Series A Notes and the Guarantees under the Securities Act, assuming (i) that the purchasers who buy the Series A Notes in Exempt Resales are Exempt Purchasers and (ii) the accuracy of the Initial Purchaser’s representations, warranties and agreements contained herein.

(ii) Prior to the effective date of any Registration Statement, the Indenture is not required to be qualified under the TIA.

(jj) None of the Company, the Guarantors nor any of their respective affiliates or any person acting on behalf of the Company, the Guarantors or their respective affiliates has engaged in or will engage in any directed selling efforts (as that term is defined in Regulation S under the Securities Act (“Regulation S”)) with respect to the Series A Notes or the Guarantees, and the Company, the Guarantors and their respective affiliates and any person acting on its or their behalf have complied with the offering restrictions requirement of Regulation S.

(kk) The Notes satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(ll) The Company is not and, after giving effect to the offering and sale of the Series A Notes and the application of the net proceeds thereof as described in the Offering Memorandum, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(mm) Except for the Registration Rights Agreement, there are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to require the Company or such Guarantor to include any securities of the Company or such Guarantor with the Notes and Guarantees registered pursuant to any Registration Statement.

(nn) Neither the Company nor any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Series A Notes to violate Regulation G (12 C.F.R. Part 207), Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

(oo) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor, any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company, any Guarantor or any securities of the Company or any Guarantor.

(pp) Since the respective dates as of which information is given in the Offering Memorandum, other than as set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (i) there has not occurred any material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or the earnings, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there has not been any material adverse change or any development involving a prospective material adverse change in the capital stock or in the long-term debt of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent.

(qq) To the Company’s knowledge, there is no (i) significant unfair labor practice complaint, grievance or arbitration proceeding pending or threatened against the Company or any of its subsidiaries before the National Labor Relations Board or any state or local labor relations board, (ii) strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its subsidiaries or (iii) union representation question existing with respect to the employees of the Company or any of its subsidiaries, except in the case of clauses (i), (ii) and (iii) for such actions which, singly or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, no official collective bargaining organizing activities are taking place with respect to the Company or any of its subsidiaries which, if successful, would in the aggregate have a Material Adverse Effect.

(rr) Each certificate signed by any officer of the Company or any Guarantor and delivered to the Initial Purchaser or counsel for the Initial Purchaser shall be deemed to be a representation and warranty by the Company or such Guarantor to the Initial Purchaser as to the matters covered thereby.

(ss) The chief executive officer and chief financial officer of the Company are responsible for establishing and maintaining disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d15(e) under the Exchange Act) for the Company and have (i) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer by others within the Company and its subsidiaries, (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures, and (iii) disclosed their conclusions about the effectiveness of the disclosure controls and procedures based on their evaluation. The chief executive officer and the chief financial officer of the Company have disclosed, based upon their most recent evaluation of the internal controls over financial reporting to the Company’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting. The chief executive officer and chief financial officer have disclosed any changes in the Company’s internal controls over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company acknowledges that the Initial Purchaser and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Section 9 hereof, counsel to the Company and counsel to the Initial Purchaser will rely upon the accuracy and truth of the foregoing representations and the Company hereby consents to such reliance.

7. Initial Purchaser’s Representations and Warranties. The Initial Purchaser represents and warrants to, and agrees with, the Company and Guarantors:

(a) The Initial Purchaser is a QIB, with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Series A Notes.

(b) The Initial Purchaser (i) is not acquiring the Series A Notes with a view to any distribution thereof or with any present intention of offering or selling any of the Series A Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction, (ii) in connection with the Exempt Resales, will solicit offers to buy the Series A Notes only from, and will offer to sell the Series A Notes only to, Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Offering Memorandum, and (iii) will be re-offering and reselling the Series A Notes only to QIBs in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A and in offshore transactions meeting the requirements of Regulation S.

(c) No form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Initial Purchaser or any of its representatives in connection with the offer and sale of the Series A Notes pursuant hereto, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(d) The Initial Purchaser agrees that if, during the period referred to in Section 5(c) above, any event shall occur or condition shall exist as a result of which, in the opinion of counsel to the Initial Purchaser, it becomes necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances when such Offering Memorandum is delivered to an Eligible Purchaser, not misleading, or if, in the opinion of counsel to the Initial Purchaser, it is necessary to amend or supplement the Offering Memorandum to comply with any applicable law, the Initial Purchaser will not, following its receipt of a written notice from the Company so requesting, deliver the Offering Memorandum to any purchaser of the Series A Notes until the Offering Memorandum has been amended or supplemented by the Company so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances when it is so delivered, be misleading, or so that such Offering Memorandum will comply with applicable law.

(e) The Initial Purchaser and its affiliates or any person acting on its or their behalf has not engaged or will not engage in any directed selling efforts within the meaning of Regulation S with respect to the Series A Notes.

(f) The Series A Notes offered and sold by the Initial Purchaser pursuant hereto in reliance on Regulation S have been and will be offered and sold only in offshore transactions (as defined in Rule 902 under the Securities Act) and are not part of a plan or scheme to evade the registration provisions of the Securities Act.

(g) The Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Series A Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Securities Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Series A Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S of the Securities Act or another exemption from the registration requirements of the Securities Act. The Initial Purchaser agrees that, during such 40-day distribution compliance period, it will not cause any advertisement with respect to the Series A Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Series A Notes, except such advertisements as are permitted by and include the statements required by Regulation S.

(h) The Initial Purchaser agrees that, at or prior to confirmation of a sale of Series A Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day distribution compliance period referred to in Rule 903(c)(2) under the Securities Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Series A Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of a distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Series A Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S.”

The Initial Purchaser acknowledges that the Company and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Section 9 hereof, counsel to the Company and counsel to the Initial Purchaser will rely upon the accuracy and truth of the foregoing representations and the Initial Purchaser hereby consents to such reliance.

8. Indemnification.

(a) The Company and each Guarantor agrees, jointly and severally, to indemnify and hold harmless the Initial Purchaser, its directors, officers and employees and each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, (including without limitation any legal or other expense incurred in connection with investigation or defending any such losses, claims, damages or liabilities, including any action that could give rise to any such losses, claims, liabilities or damages), to which it may become subject under the Securities Act, the Exchange Act or Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Preliminary Offering Memorandum or the Offering Memorandum or any Rule 144A Information provided by the Company or any Guarantor to any holder or prospective purchaser of the Notes pursuant to Section 5(g) or in any amendment or supplement thereto or (B) in any blue sky application or other document prepared or executed by the Company or any Guarantor (or based upon any written information furnished by the Company or any Guarantor) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being thereinafter called a “Blue Sky Application”) or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or in any Blue Sky Application any material fact or necessary to make the statements herein in light of the circumstances under which they were made not misleading, and shall reimburse the Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, that the foregoing indemnity with respect to any Preliminary Offering Memorandum shall not inure to the benefit of the Initial Purchaser (or director, officer, employee or controlling person of the Initial Purchaser) from whom the persons asserting any such losses, claims, damages or liabilities purchased Notes if, to the extent required by applicable law, a copy of the Offering Memorandum (as then amended or supplemented) was not sent or given by or on behalf of the Initial Purchaser to such person at or prior to the written confirmation of the sale of the Notes to such person and if the Offering Memorandum (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability, unless such failure to send or give a copy of the Offering Memorandum is the result of noncompliance by the Company with Sections 5(c), 5(d) or 9(a) hereof; provided, further, that the Company will not be liable in any such case to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood that the only such information is that described in Section 11. This indemnity agreement is in addition to any liability which the Company or any of the Guarantors may otherwise have to the Initial Purchaser or to any director, officer, employee or controlling person of the Initial Purchaser.

(b) The Initial Purchaser agrees to indemnify and hold harmless the Company, and the Guarantors and their respective directors, officers and employees, and each person who controls the Company or the Guarantors within the meaning of either the Securities Act or the Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, (including without limitation any legal or other expense incurred in connection with investigation or defending any such losses, claims, damages or liabilities, including any action that could give rise to any such losses, claims, liabilities or damages), to which it may become subject under the Securities Act, the Exchange Act or Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon, but only with reference to written information relating to the Initial Purchaser furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood that the only such information is that described in Section 11. This indemnity agreement will be in addition to any liability which the Initial Purchaser may otherwise have to the Company, any Guarantor or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under this Section 8 unless and to the extent it did not otherwise learn of such action and such failure results in material prejudice to the indemnifying party and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in this Section 8. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the Initial Purchaser shall have the right to employ separate counsel (and local counsel, to the extent necessary) to represent jointly the Initial Purchaser and its directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchaser against the Company and the Guarantors under this Section 8 if, in the reasonable judgment of the Initial Purchaser, it is advisable for the Initial Purchaser and those directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Guarantors on the one hand, and the Initial Purchaser on the other hand, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company, the Guarantors and one or more the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, the Guarantors and by the Initial Purchaser from the offering of the

Series A Notes; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Series A Notes purchased by the Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Guarantors, on the one hand, and each of the Initial Purchaser, on the other hand, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, the Guarantors and of the Initial Purchaser in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company and the Guarantors or the Initial Purchaser. The Company, the Guarantors and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchaser exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer and employee of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls the Company or the Guarantors within the meaning of either the Securities Act or the Exchange Act, and each director, officer and employee of the Company or the Guarantors shall have the same rights to contribution as the Company or the Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).

(e) The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9. Conditions of Initial Purchaser’s Obligations. The obligation of the Initial Purchaser to purchase the Series A Notes under this Agreement is subject to the satisfaction of each of the following conditions:

(a) The Offering Memorandum shall have been printed and copies made available to the Initial Purchaser not later than 5:00 p.m., New York City time, on the second business day following the date of this Agreement, or at such later date and time as the Initial Purchaser may approve in writing.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Series A Notes, the Guarantees, the Registration Rights Agreement, the Indenture and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby, shall be reasonably satisfactory in all material respects to counsel for the Initial Purchaser, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(c) The Company shall have furnished to the Initial Purchaser a certificate, dated as of the Closing Date, of its President and its Chief Financial Officer stating that (i) the representations, warranties and agreements of the Company and each of the Guarantors contained in this Agreement are true and correct as of the Closing Date and after giving effect to the consummation of the transactions contemplated by the Operative Documents; (ii) the Company and each Guarantor has complied with all of its agreements and satisfied all of its conditions contained herein in all material respects; and (iii) the conditions set forth in Sections 9(d) and 9(e) have been fulfilled.

(d) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(e) Since the respective dates as of which information is given in the Offering Memorandum, other than as set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (i) there shall not have occurred any change or any development involving a prospective change in the condition, financial or otherwise, or the earnings, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there shall not have been any change or any development involving a prospective change in the capital stock or in the long-term debt of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries shall have incurred any liability or obligation, direct or contingent, the effect of which, in any such case described in clause 9(e)(i), 9(e)(ii) or 9(e)(iii), in the reasonable judgment of the Initial Purchaser, is material and adverse and, in the reasonable judgment of the Initial Purchaser, makes it impracticable to market the Series A Notes on the terms and in the manner contemplated in the Offering Memorandum.

(f) The Company and each of the Guarantors shall have furnished to the Initial Purchaser a certificate, dated as of the Closing Date, of the Chief Executive Officer of the Company and David Hollister in his capacity as Vice President of TSM and ASHI stating that (i) the representations, warranties and agreements of the Company, TSM and ASHI, respectively, contained in this Agreement are true and correct as of the Closing Date and after giving effect to the consummation of the transactions contemplated by the Operative Documents, (ii) the Company, TSM and ASHI, respectively, have complied with all of its agreements and satisfied all of its conditions contained herein in all material respects and (iii) the conditions set forth in Sections 9(d) and 9(e) have been fulfilled.

(g) The Initial Purchaser shall have received on the Closing Date an opinion, satisfactory to the Initial Purchaser and counsel for the Initial Purchaser, dated the Closing Date, of Kirkland & Ellis LLP, counsel for the Company, substantially in the form of Exhibit B hereto.

(h) The Initial Purchaser shall have received on the Closing Date an opinion, dated the Closing Date, of Latham & Watkins LLP, counsel for the Initial Purchaser, in form and substance reasonably satisfactory to Initial Purchaser.

(i) The Initial Purchaser shall have received, at the time this Agreement is executed and at the Closing Date, letters dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchaser from each of Pricewaterhouse Coopers, LLP, Ernst & Young LLP, Reznick Group and Troy Orleans & Wexler LLP, each registered independent public accountants, containing the information and statements of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(j) The Series A Notes shall have been approved by the NASD for trading and duly listed in PORTAL.

(k) The Company and each of the Guarantors shall have executed the Officers’ Certificate and the Initial Purchaser shall have received a copy thereof, duly executed by the Company.

(l) The Company and each of the Guarantors shall have executed the Registration Rights Agreement and the Initial Purchaser shall have received a copy thereof, duly executed by the Company and each of the Guarantors.

(m) Neither the Company nor the Guarantors shall have failed at or prior to the Closing Date to perform or comply in any material respect with any of the agreements herein contained and required to be performed or complied with by the Company or the Guarantors at or prior to the Closing Date.

(n) The Initial Purchaser shall have received on the Closing Date an opinion, satisfactory to the Initial Purchaser and counsel for the Initial Purchaser, dated the Closing Date, of Maddin, Hauser, Wartell, Roth, & Heller, P.C., special counsel for the Company, substantially in the form of Exhibit C hereto.

10. Effectiveness of Agreement and Termination. This Agreement shall become effective upon the execution and delivery of this Agreement by the parties hereto.

(a) This Agreement may be terminated at any time on or prior to the Closing Date by the Initial Purchaser by written notice to the Company if any of the following has occurred: (i) any outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic conditions or in the financial markets of the United States that, in the Initial Purchaser’s judgment, is material and adverse and, in the Initial Purchaser’s judgment, makes it impracticable to market the Series A Notes on the terms and in the manner contemplated in the Offering Memorandum, (ii) the suspension or material limitation of trading in securities generally or other instruments on the New York Stock Exchange, the

American Stock Exchange or the Nasdaq National Market or limitation on prices for securities or other instruments on any such exchange or the Nasdaq National Market, (iii) the enactment, publication, decree or other promulgation of any federal or state statute, regulation, rule or order of any court or other governmental authority which in the opinion of the Initial Purchaser materially and adversely affects, or will materially and adversely affect, the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (iv) the declaration of a banking moratorium by either federal or New York State authorities, (v) the taking of any action by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in the opinion of the Initial Purchaser has a material adverse effect on the financial markets in the United States, or (vi) the Initial Purchaser declines to purchase the Series A Notes due to the Company’s failure to satisfy the conditions set forth in Sections 9 hereof.

11. Initial Purchaser’s Information. The Company and the Initial Purchaser severally acknowledge and agree for all purposes under this Agreement that the statements with respect to the offering of the Notes set forth in the first sentence of the sixth and seventh paragraphs and the tenth paragraph under the caption “Plan of Distribution” in such Offering Memorandum constitute the only information furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum.

12. Miscellaneous. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company or any Guarantor, to Broder Bros., Co., 401 E. Hunting Park Ave. Philadelphia, PA 19124, Attention: Chief Financial Officer, and a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601, Attention: Dennis M. Myers P.C., and (ii) if to the Initial Purchaser, to UBS Securities LLC, 677 Washington Boulevard, Stamford, CT 06901, fax: (212) 719-1075, Attention: High Yield Capital Markets with a copy for informational purposes only to UBS Securities LLC, 677 Washington Boulevard, Stamford, CT 06901, fax: (212) 719-0680, Attention: Legal and Compliance Department, and a copy to Latham & Watkins, LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071, Attention: Julian L. Kleindorfer, or in any case to such other address as the person to be notified may have requested in writing.

The respective indemnities, contribution agreements, representations, warranties and other statements of the Company, the Guarantors and the Initial Purchaser set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive delivery of and payment for the Series A Notes, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the officers or directors of any Initial Purchaser, any person controlling the Initial Purchaser, the Company, any Guarantor, the officers or directors of the Company or any Guarantor, or any person controlling the Company or any Guarantor, (ii) acceptance of the Series A Notes and payment for them hereunder and (iii) termination of this Agreement.

If for any reason the Series A Notes are not delivered by or on behalf of the Company as provided herein (other than as a result of any termination of this Agreement pursuant to Section 10), the Company agrees to reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Initial Purchaser. Notwithstanding any termination of this Agreement, the Company shall be liable for all expenses which it has agreed to pay pursuant to Section 5(i) hereof. The Company also agrees to reimburse the Initial Purchaser and its officers, directors and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act for any and all fees and expenses (including without limitation the fees and expenses of counsel) incurred by them in connection with enforcing their rights under this Agreement (including without limitation its rights under Section 8).

Except as otherwise provided, this Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Guarantors, the Initial Purchaser, the Initial Purchaser’s directors and officers, any controlling persons referred to herein, the directors and officers of the Company and the Guarantors and their respective successors and assigns, including any controlling persons of the Company and the Guarantors referred to herein, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Series A Notes from the Initial Purchaser merely because of such purchase.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules thereof.

This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(Signature Pages Follow)

Please confirm that the foregoing correctly sets forth the agreement among the Company, the Guarantors and the Initial Purchaser.

Very truly yours,

BRODER BROS., CO., a Michigan corporation

By:	/s/ David Hollister
Name:	David Hollister
Title:	Chief Financial Officer

TSM ACQUISITION CO., a Delaware corporation

By:	/s/ David Hollister
Name:	David Hollister
Title:	Secretary and Vice President

ASHI, INC., a Delaware corporation

By:	/s/ David Hollister
Name:	David Hollister
Title:	Secretary and Vice President

This Purchase Agreement is hereby confirmed and accepted as of the date first above written by

UBS SECURITIES LLC, Initial Purchaser

By:	/s/ David Barth
Name:	David Barth
Title:	Executive Director—High Yield Capital Markets

By:	/s/ Michael F. Newcomb II
Name:	Michael F. Newcomb II
Title:	Executive Director—High Yield Capital Markets

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

[To be attached.]

EXHIBIT B

OPINION OF KIRKLAND & ELLIS LLP

[To be attached.]

EXHIBIT C

OPINION OF MADDIN, HAUSER, WARTELL, ROTH, & HELLER, P.C.

[To be attached.]